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                                                                     Exhibit 4.1


                             OMNIPOINT CORPORATION

                           CERTIFICATE OF DESIGNATION

                                establishing the

                Designations, Powers, Preferences, Limitations,
                      Restrictions, and Relative Rights of

                SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK

                  ___________________________________________

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware
                  ____________________________________________

          OMNIPOINT CORPORATION, a Delaware corporation (the "Issuer"), does hereby certify that pursuant to authority conferred upon the Board of Directors of the Issuer by its Amended and Restated Certificate of Incorporation and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the following resolution establishing the Issuer's Series A Non-Voting Convertible Preferred Stock was duly adopted by the Board of Directors, on June 21, 1999, and such resolution remains in full force and effect. Certain capitalized terms used herein are defined in Article 8.

          RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of Section Fourth (B) of the Amended and Restated Certificate of Incorporation, as amended from time to time (the "Certificate of Incorporation"), and pursuant to Section 151(g) of the General Corporation Laws of the State of Delaware, there be established from the 10,000,000 shares of Preferred Stock, $0.01 par value, of the Corporation, authorized to be issued pursuant to the Certificate of Incorporation, a series of Preferred Stock, consisting of 12,500 shares of Series A Non-Voting Convertible Preferred Stock, having the designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions as follows:

     1. Designation and Number of Shares. The series will be known as the "Series A Non-Voting Convertible Preferred Stock" (the "Preferred Stock"), and will be a series consisting of 12,500 shares of the authorized but unissued preferred stock of the Issuer.

     2. Dividends. Each share of the Preferred Stock will be deemed to be, and treated for all purposes relating to the declaration and payment of dividends as, the number of shares of Common Stock into which each share of the Preferred Stock is then convertible at the then current Conversion Price.
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     3.  Ranking.  (a)  Outstanding shares of the Preferred Stock will, with respect to distributions upon the liquidation, winding up or dissolution of the Issuer, rank on parity with the outstanding shares of the Issuer's 7% Cumulative Convertible Preferred Stock, $0.01 par value per share.

          (b) Except as otherwise expressly provided herein, the Issuer may amend the Certificate of Incorporation to authorize or establish one or more additional classes or series of preferred stock or other Capital Stock, authorize, approve and file certificates of designation relating thereto, and issue without restriction from time to time, any classes or series thereof.

     4.  Conversion.

          4.1 (a) All or any portion of the outstanding shares of the Preferred Stock may be convertible at any time into Common Stock at the option of the holder thereof into a number of shares of Common Stock equal to the aggregate Liquidation Preference of the shares of Preferred Stock being converted divided by the Conversion Price (subject to paragraph 4.1(b) hereof), provided that at the time of such conversion any applicable waiting period under the HSR Act applicable thereto shall have expired or been terminated.

          (b) In the event of an Issuer Breach, the aggregate Liquidation Preference of the Preferred Stock that may, in accordance with the regulations and rulings, if any, of the Federal Communications Commission, be converted into Common Stock at a price per share equal to the then current Reduced Conversion Price will be so converted. The aggregate Liquidation Preference of the shares of Preferred Stock that remain outstanding after such conversion at the Reduced Conversion Price will be exchanged for one or more notes (with an aggregate initial principal amount equal to the amount of such remaining balance) representing unsecured debt of the Issuer (the "Conversion Notes"). The terms and provisions of the Conversion Notes shall be set forth in the Securities Purchase Agreement.

          (c) The following provisions and procedures will apply to and govern the conversion process set forth in Section 4.1(a) or Section 4.1(b):

                  (i) Immediately prior to the close of business on the Conversion Date, each Holder of Preferred Stock will be deemed to be the Holder of record of Common Stock issuable upon conversion of such Holder's Preferred Stock notwithstanding that the share register of the Issuer may then be closed or that certificates representing such Common Stock will not then be actually delivered to or as directed by such Person;

                  (ii) As a pre-condition to delivery by the Transfer Agent of certificates representing the shares of Common Stock and/or Conversion Notes, as appropriate, properly issuable to each such Holder in connection therewith, each Holder of Preferred Stock must promptly surrender to the Issuer or the Transfer Agent certificates representing the shares of Preferred Stock so converted (if not previously delivered), duly endorsed in blank or accompanied by proper instruments of transfer;

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                  (iii) Issuance or delivery of certificates for Common Stock and/or Conversion Notes, as appropriate, upon the conversion of shares of the Preferred Stock will be made without charge to the Holders of shares of the Preferred Stock for such certificates and/or Conversion Notes, or for any tax in respect of the issuance or delivery of such certificates and/or Conversion Notes or the securities represented thereby, and such certificates will be issued or delivered in the respective names of, or in such names as may be directed in writing by, the Holders of the shares of Preferred Stock. Notwithstanding anything in the preceding sentence to the contrary, the Issuer will not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate or note in a name other than that of the registered Holder of the shares of Preferred Stock, and the Issuer will not be required to issue or deliver any such certificate and/or Conversion Note unless or until the Person or Persons requesting the issuance or delivery thereof have paid to the Issuer the amount of such tax or have established to the reasonable satisfaction of the Issuer that such tax has been paid; and

                  (iv) If the Conversion Date is not a Business Day, then such conversion right will be deemed exercised on the next Business Day.

                  (v) On the Conversion Date, all rights with respect to the outstanding shares of Preferred Stock, including the rights, if any, to receive notices, will terminate, except the rights of Holders thereof (or their respective designees or assignees) to:

                          (1)  receive certificates for the number of shares of
Common Stock and/or Conversion Notes, as appropriate, into which such shares of Preferred Stock have been converted following compliance by each Holder with the provisions of Section 4.1(c)(ii); and

                          (2)  exercise the rights to which they are entitled as
Holders of Common Stock and/or Conversion Notes, as appropriate.

          4.2 The Conversion Price and the Reduced Conversion Price will be subject to adjustment as follows:

                  (a) If the Issuer at any time subdivides or combines the outstanding shares of Common Stock, or makes a dividend or other distribution on the Common Stock in shares of Common Stock, the Conversion Price and the Reduced Conversion Price will be proportionately decreased in the event of a share subdivision, dividend or other distribution, or proportionately increased in the event of a share combination.

                  (b) Whenever the Conversion Price and the Reduced Conversion Price are adjusted as herein provided, the Issuer will cause a copy of a notice to be sent by first-class mail, postage prepaid, to each registered Holder of the Preferred Stock showing in reasonable detail the facts requiring such adjustment and identifying the then current Conversion Price and Reduced Conversion Price after giving effect to such adjustment.

                  (c) Irrespective of any adjustments to the Conversion Price and the Reduced Conversion Price or the number or kind of shares purchasable upon conversion of shares of the Preferred Stock, certificates representing shares of the Preferred Stock theretofore

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or thereafter issued may continue to express the same Conversion Price or
Reduced Conversion Price and number and kind of shares previously stated in the certificates for shares of the Preferred Stock.

                  (d) The Issuer may, at its election, retain a firm of independent public accountants of recognized standing, which may be the firm regularly retained by the Issuer, selected by the Board of Directors of the Issuer or its officers, to make any computation required under this Section 4.2. A certification by such firm will be conclusive evidence of the accuracy and correctness of any computation made under this Section 4.2.


          4.3 Notwithstanding anything to the contrary contained in this Certificate of Designation, no Conversion Price or Reduced Conversion Price adjustment will be made as a result of the issuance of Common Stock on conversion of the Preferred Stock.

          4.4 (a) Any event described in (i) or (ii), below, will be hereinafter referred to as a "Transaction."

                          (i)  any capital reorganization or reclassification or
other change of outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value), or

                          (ii) any sale, transfer or other conveyance to another
Person of all or substantially all of the assets of the Issuer computed on a consolidated basis (other than the sale, transfer, assignment or distribution of shares of Capital Stock or assets to a Subsidiary and other than pursuant to the transactions contemplated by the Agreement), then the adjustment described in
Section 4.4 (b) will be made.

               (b) Each share of Preferred Stock outstanding at the time of any Transaction will automatically and without further action by an Person become convertible only into the kind and amount of shares of stock or other securities (of the Issuer or another issuer) or property or cash receivable upon such Transaction by a Holder of the number of shares of Common Stock into which such share of Preferred Stock could have been converted immediately prior to such Transaction, after giving effect to any adjustment event.

               (c) The provisions of this Section 4.4 contain the sole rights of Holders of Preferred Stock in connection with any Transaction and such Holders will have no separate vote thereon.

          4.5 The Issuer will at all times reserve and keep available for issuance upon the conversion of the Preferred Stock, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Preferred Stock, and will take all action required to increase the authorized number of shares of Common Stock if at any time there are insufficient authorized, unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Preferred Stock.

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     5.  Liquidation Preference.

          5.1 Upon any voluntary or involuntary liquidation, dissolution or winding up of the Issuer (each, a "Liquidation Event"), Holders of the Preferred Stock will be entitled to be paid, out of assets of the Issuer available for distribution the Liquidation Preference per share of the Preferred Stock plus an amount in cash equal to all unpaid dividends thereon, if any, to the date fixed for liquidation, dissolution or winding up, before any distribution is made on the Common Stock or any other Capital Stock ranking below the Preferred Stock in connection with any Liquidation Event.

          5.2 If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Issuer, the amounts payable with respect to the Preferred Stock and all other Parity Securities are not paid in full, the Holders of the Preferred Stock and the Parity Securities will share equally and ratably in any distribution of assets of the Issuer in proportion to the full Liquidation Preference and unpaid dividends, if any, to which each is entitled.

          5.3 After payment of the full amount of the Liquidation Preference and any unpaid dividends to which they are entitled, the Holders of shares of the Preferred Stock will have no right or claim to any of the remaining assets of the Issuer.

          5.4 Neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or business of the Issuer (other than in connection with the winding up of its business), nor the merger or consolidation of the Issuer with or into any other corporation, nor a Transaction will be deemed to be a dissolution, liquidation, or winding up, voluntary or involuntary, of the Issuer.

     6.  Voting Rights.

          6.1 Holders of the Preferred Stock have no voting rights, except as provided by law or as expressly set forth in Section 6.2.

          6.2 The affirmative vote or consent of the Holders of at least 51% of the outstanding Preferred Stock will be required for amendments to the Certificate of Incorporation that would adversely affect the rights of Holders of the Preferred Stock. In such cases, each share of Preferred Stock will be entitled to one vote.

          6.3 Except as set forth in this Certificate of Designation, the creation, authorization or issuance of any shares of Parity Securities or any other Capital Stock ranking below the Preferred Stock in connection with any Liquidation Event, or an increase or decrease in the amount of authorized Capital Stock of any class, including any preferred stock, does not and will not require the consent of the Holders of the Preferred Stock and does not and will not be deemed to affect adversely the rights, preferences, privileges or voting rights of Holders of shares of the Preferred Stock.

     7. Amendment, Supplement and Waiver. Without the consent of any Holder or Holders of the Preferred Stock, the Issuer may amend or supplement this Certificate of Designation to

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make any change that would provide any additional rights or benefits to the
Holders of the Preferred Stock or that does not adversely affect the legal rights under this Certificate of Designation of any such Holder.

     8. Certain Definitions. Set forth below are certain defined terms used in this Certificate of Designation.

          "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement of or otherwise.

          "Agreement" means the Agreement and Plan of Reorganization, dated as of June 23, 1999, by and among VoiceStream, VoiceStream Wireless Holding Corporation, a Delaware corporation, and the Issuer, as such Agreement may from time to time and at any time be amended by the parties thereto.

          "Business Day" means any day other than a Legal Holiday.

          "Capital Stock" means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock or partnership or membership interests, whether common or preferred.

          "Common Stock" means the Issuer's Common Stock, $0.01 par value per share.

          "Conversion Date" means the date in which a conversion of Preferred Stock to Common Stock is triggered pursuant to Section 4.1.the Issuer or the Transfer Agent.

          "Conversion Notes" is defined in Section 4.1(a).

          "Conversion Price" initially is $24.00 per share, subject to adjustment from time to time and at any time in accordance with Article 4.

          "Holder" means a Person in whose name shares of Capital Stock is registered.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Issuer" means Omnipoint Corporation, a Delaware corporation.

          "Issuer Breach" means a material breach by the Issuer of its covenants, agreements or obligations under the Agreement, including a breach by the Issuer of the obligation set forth therein to use its best efforts to consummate the Target Merger or any

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representation or warranty of Issuer under the Agreement being untrue in any material respect when made. Notwithstanding the foregoing, it will not be deemed a breach of the Issuer's best efforts obligation if the Issuer's Board of Directors, acting in good faith, exercise its fiduciary duties and, consequently, the Target Merger is not consummated.

          "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place payment is to be received are authorized by law, regulation or executive order to remain closed. If a payment date is Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

          "Liquidation Event" is defined in Section 5.1.

          "Liquidation Preference" means $24,000 per share of Preferred Stock.

          "Parity Security" means any other class or series of Capital Stock of the Issuer with a ranking for purposes of any Liquidation Event or the payment of dividends that is on par with that of the Preferred Stock.

          "Person" means any individual, corporation, partnership, joint venture, association, joint-stock issuer, interest, trust or unincorporated organization (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

          "Preferred Stock" is defined in Article 1.

          "Reduced Conversion Price" initially is $18.50 per share, subject to adjustment from time to time and at any time in accordance with Article 4.

          "Securities Purchase Agreement" means the Securities Purchase Agreement, dated as of June 23, 1999, by and among Issuer, VoiceStream and Hutchison Communications PCS (USA) Limited, a British Virgin Islands corporation, as such agreement may from time to time and at any time be amended by the parties thereto.

          "Subsidiary" means, with respect to any person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of such person or a combination thereof.

          "Target Merger" has the meaning set forth in the Agreement.

          "Transaction" is defined in Section 4.5.

          "Transfer Agent" means Marine Midland Bank or any successor thereto or substitute therefor appointed pursuant to Article 11.

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          "VoiceStream" means VoiceStream Wireless Corporation, a Washington corporation.

     10. Transfer Agent and Registrar. The initial Transfer Agent and registrar for the Preferred Stock is Marine Midland Bank. The Issuer may, in its sole and absolute discretion, remove the Transfer Agent and appoint a successor transfer agent.

     11.  Other Provisions.

          11.1 With respect to any notice to a Holder of shares of the Preferred Stock required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder will affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any distribution, rights, warrant, reclassification, consolidation, Target Merger, conveyance, transfer, dissolution, liquidation or winding up, or the vote upon any such action. Any notice that was mailed in the manner herein provided will be conclusively presumed to have been duly given whether or not the Holder receives the notice.

          11.2 Shares of Preferred Stock issued and reacquired or extinguished as provided for herein will be retired and canceled promptly after reacquisition or extinguishment hereof and, upon compliance with the applicable requirements of Delaware law, have the status of authorized but unissued shares of preferred stock of the Issuer undesignated as to series and may with any and all other authorized but unissued shares of preferred stock of the Issuer be designated or redesignated and issued or reissued, as the case maybe, as part of any series of preferred stock of the Issuer except that any issuance or reissuance of shares of the Preferred Stock must be in compliance with this Certificate of Designation.

          11.3 In the Issuer's discretion, no fractional shares of Common Stock or securities representing fractional shares of Common Stock will be issued upon conversion or as dividends payable in the Preferred Stock. Any fractional interest in a share of Common Stock resulting from conversion or dividend payment will be paid in cash based on the last reported sale price of the Common Stock on the Nasdaq National Market (or any national securities exchange or authorized quotation system on which the Common Stock is then listed) at the close of business on the trading day next preceding the date of conversion or such later time as the Issuer is legally and contractually able to pay for such fractional shares.

          11.4    The Preferred Stock is issuable in whole shares.

          11.5 All notices periods referred to herein will commence on the date of the mailing of the applicable notice.

                                   * * * * *

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     IN WITNESS WHEREOF, Omnipoint Corporation has caused this Certificate of
Designation to be executed by the undersigned as of June 23, 1999.


                              OMNIPOINT CORPORATION

                              By: /s/ Douglas G. Smith
                                 -------------------------------
                              Name:  Douglas G. Smith
                              Title:  Chairman, President and CEO

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